AGREEMENT

         This agreement, made this __ day of _____________ (the "Agreement") between Schroder & Co. Inc. a Delaware corporation ("Schroder" or the "Clearing Firm"), and Shochet Securities (the "Introducing Firm").


                        W I T N E S S E T H   T H A T :


         WHEREAS, the Introducing Firm desires to avail itself of the clearing services of Schroder as more fully set forth herein, and


         WHEREAS, Schroder desires to extend such clearing services to the Introducing Firm;

         NOW, THEREFORE, in consideration of the mutual convenants hereinafter set forth and other good and valuable considerations the receipt of which is hereby acknowledged, the parties hereby convenant and agree as follows:

I.       Services to be Performed by Schroder.

         A. Schroder will carry individually on its books on a fully disclosed basis the securities accounts on behalf of the Introducing Firm's customers whose accounts have been introduced by the Introducing Firm and are accepted by Schroder and will similarly carry all of the Introducing Firm's firm accounts (collectively the "Introduced Accounts") commencing with the trade date of
_________.

         B. Schroder will prepare and mail to the Introduced Accounts confirmations of purchases and sales of securities imprinted "Upon Instructions of" the Introducing Firm and monthly statements of account (or quarterly statements where appropriate due to inactivity) imprinted "In account with" the Introducing Firm and bearing the name of Schroder and reflecting all transactions reported to Schroder as having been executed by the Introducing Firm for the Introduced Accounts pursuant to paragraph I.A. above.

         C. Schroder shall be responsible for establishing and implementing procedures for the transmission or execution of orders for the Introduced Accounts.

         D. Schroder will settle all transactions reported to it pursuant to paragraph I.B. above and all related contracts.

         E. Schroder will perform all cashiering functions in connection with transactions reported to it by the Introducing Firm for the Introduced Accounts including, but not limited to, the receipt, transfer and delivery of securities purchased, sold, borrowed and loaned, making and receiving payment therefore, and if requested by the Introducing Firm, holding in custody and safekeeping all securities and cash so received.

         F. Schroder will process warrants, exchange offers, rights offerings, tender offers and redemptions for securities which are held by Schroder in the same manner such offers and redemptions are processed for Schroder's own accounts, or as mutually agreed between Schroder and the Introducing Firm.

         G. Schroder will forward all annual reports, proxy materials, proxies and other reports with respect to securities which are held by Schroder in accordance with applicable rules and regulations, to the extent such material is provided on a timely basis to Lewco Securities Corp. by the applicable company.

         H. Schroder will accept and remit dividends and interest for securities which are held by Schroder (or in its name of any subsidiary or nominee) for Introduced Accounts.

         I. In accordance with the requirements of the Securities and Exchange Commission ("SEC") and all the national securities exchanges and associations having jurisdiction over such activities, Schroder will prepare, maintain and preserve for the required periods books, records and documentation of all transactions with respect to which it has performed clearance or cashiering services for the Introduced Accounts. Provided, however, that Schroder shall not be responsible for the filing of any regulatory reports required of the Introducing Firm by the SEC, the National Association of Securities Dealers, Inc. ("NASD"), or any national securities, commodities or other exchange, which shall be the sole responsibility of the Introducing Firm.

         J. Schroder will maintain appropriate stock inventory records for securities which are deposited with Schroder in connection with transactions cleared by Schroder for the Introduced Accounts.

         K. Schroder will prepare and deliver to the Introducing Firm duplicate confirmations and statements with respect to transactions cleared for the Introduced Accounts and daily and monthly computer summaries of all transactions cleared by Schroder for the Introduced Accounts on the same schedule as comparable reports are prepared for Schroder's own accounts, or as mutually agreed.

         L. Schroder will comply with all applicable rules and regulations governing the handling of accounts for employees or officers of member organizations and self-regulatory organizations including, but not limited to, sending duplicate confirmations to the proper employer for all transactions executed by or cleared through Schroder for all Introduced Accounts so identified to Schroder.

         M. Schroder expressly disclaims any obligation to furnish investment advice to any Introduced Account. The furnishing of investment advice is to be the responsibility of the Introducing Firm or any third party investment adviser who may be employed by the customer.

         N. For purposes of the Securities Investor Protection Act and the Securities and Exchange Commission's financial responsibility rules, Introduced Accounts are accounts of the Clearing Firm, and not the Introducing Firm.

II.      Charges.

         A. For the services to be performed by Schroder hereunder, the Introducing Firm agrees to pay the charges listed on Exhibit 1 attached hereto and made a part hereof.

         B. In the event that the Introducing Firm or any customer of the Introducing Firm shall direct any securities transactions (other than those referred to above) to Schroder during the term of this Agreement, Schroder may either, as mutually agreed, (i) give appropriate recognition thereto by the reduction of one or more amounts payable by the Introducing Firm to Schroder hereunder or (ii) provide additional compensation to the Introducing Firm.

III.     Opening of Accounts.

         A. At the opening of each Introduced Account, the Introducing Firm shall furnish Schroder with all customary information concerning its customer which Schroder requests. At the time of the opening of an Introduced Account, Schroder shall cause to be delivered to and solicit the return from the customer, Customers' Agreements on Schroder's forms (or assignments, in form satisfactory to Schroder, of existing agreements between the customer and the Introducing Firm) and such other documents as Schroder shall deem necessary with respect to the account. Schroder's failure to receive any of the above documents required to be executed and returned shall not be deemed a waiver of the above requirements. Schroder shall also inform the customer of the existence of this Agreement pursuant to Rule 382(c) of the New York Stock Exchange. In addition, on Schroder's request, the Introducing Firm shall furnish Schroder with any other documents, letters and/or agreements which may be reasonably requested by Schroder in connection with the opening, operating or maintaining of any Introduced Account.


         B. The Introducing Firm and Schroder shall each have the right to reject any account. Schroder shall have the right, in its sole discretion, to reject any account accepted by the Introducing Firm which is then referred to Schroder, and the right to terminate any account previously accepted by it. Any such action will be discussed in advance with the Introducing Firm. Any account previously accepted by Schroder may not be terminated by the Introducing Firm except by written notice to Lewco Securities Corp., 2 Broadway, New York, NY 10004, on a form provided by Lewco Securities Corp. in order to permit the closing of all open transactions.

IV.      Interest.

         Schroder will charge interest on debit balances of Introduced Accounts, whether cash or margin, in accordance with Schroder's cash or margin account agreement then in use, with Schroder's letter to customers regarding Credit Charges and Margin Requirements and with Regulation T of the Board of Governors of the Federal Reserve System and other applicable laws, rules and regulations. Consistent with the foregoing, the Introduced Accounts shall be charged interest at such rates as shall be mutually agreed by the parties hereto. Schroder shall be responsible for compliance with Regulation T of the Federal Reserve Board and New York Stock Exchange regulation, with respect to any margin accounts accepted by it.

V.       Transactions and Margin.

         A. Schroder will advise the Introducing Firm promptly of initial and maintenance margin deposits by Introduced Accounts required by law, rule or regulation or in accordance with Schroder's Margin Account Agreement. The Introducing Firm shall be responsible for assuring that any initial margin so required is deposited on or before the settlement date for each margin transaction and that full payment is made on the settlement date for each cash transaction. In addition, the Introducing Firm will use its best efforts to assist Schroder in obtaining the deposit of any maintenance margin so required. The maintenance margin required by Schroder for the Introduced Accounts shall be the same that Schroder requires of its own customers. This requirement, which may be changed at any time in Schroder's sole discretion, shall initially be 35%.

         B. In the event any such deposit is not timely made, Schroder will inform the Introducing Firm of such situation and discuss with the Introducing Firm appropriate action; provided, however, that whenever Schroder deems action appropriate pursuant to the applicable margin agreement, it may, after notice to the Introducing Firm, exercise any and all rights granted to it under said margin agreement.

         C. The Introducing Firm shall be responsible, and hereby agrees to indemnify Schroder, for any loss or expense, including interest expense, suffered by Schroder because of the failure of any Introduced Account, without fault on the part of Schroder, after prior notice to such Introduced Account and the Introducing Firm, (i) to pay for securities purchased for its account by settlement date; (ii) to promptly deliver securities sold or otherwise disposed of for such account in proper negotiable form; (iii) to deposit by settlement date sufficient and adequate initial margin in connection with any margin transactions; or (iv) to promptly deposit sufficient and adequate maintenance margin upon Schroder's request to the Introducing Firm. The Introducing Firm agrees to pay promptly any loss or expense as determined by Schroder under this paragraph V.C., such determination shall be in a manner consistent with that charged both internal Schroder departments and all other clearing firms.

         D. In the event any designated officer of the Introducing Firm requests in writing that Schroder withhold contemplated actions to "sell out" or "buy in" on Introduced Accounts for a specified period of time and Schroder complies in full or in part with such request, the Introducing Firm agrees to reimburse Schroder promptly for any loss or expenses (including but not limited to interest on any such loss or expense) sustained by any total or partial compliance with such request.

         E. Where the Introducing Firm designates the contra broker in any transaction executed by Schroder on the Introducing Firm's instruction, the Introducing Firm shall assume the risk of default by the contra broker and shall indemnify Schroder for any loss or expense including loss or expense resulting from failure or liquidation of the contra broker which latter loss or expense shall be shared in the same ratio as commissions are shared hereunder. Schroder shall similarly indemnify the Introducing Firm if Schroder designates the contra broker on any transaction it executes.

VI.      Supervision.

         A. The Introducing Firm shall maintain an organized program of supervision and compliance, consistent with the rules and regulations of the SEC, the National Association of Securities Dealers, Inc., if applicable, and any applicable national securities exchanges. Such program shall include, but not be necessarily limited to, the following types of procedures:

         (i) Inquiry review, verification and approval of all new accounts for the purpose of establishing the identity, capacity to contract, reputability, financial condition, credit worthiness, investment objectives and needs of each prospective client for whom it is proposed to open an Introduced Account (and, if applicable, essential information concerning his agent).

         (ii) Review and approval of the basis for any suitability of all stock, bond or option recommendations.

         (iii) Establish and implement procedures for the transmission and execution of orders received by the Introducing Firm and from its customers or initiated by the Introducing Firm pursuant to discretionary authority or power of attorney.

         (iv) Screen all orders transmitted and all transactions reported by the Introducing Firm to Schroder prior to execution and all transactions prior to settlement.

         (v) Review of all daily transactions and monthly account statements on a timely basis.

         (vi) Review and approval of all restricted or insider securities transactions, with prior notification of such transactions to and clearance by the Compliance Department of Schroder and such other persons as shall, from time to time, be designated by Schroder.

         (vii) Review and approval of all discretionary account trading authorizations and all discretionary transactions.

         (viii) Review and approval of all customer purchases of new and secondary issues.

         (ix) Registration of the Introducing Firm as a broker/dealer and of its sales personnel in all states in which the Introducing Firm conducts business and such registration is required.

         B. The Introducing Firm represents that one or more of its officers has been designated as having supervisory responsibility for all of the Introduced Accounts and that the Introducing Firm has established, and will implement on a continuous basis, written supervisory procedures to assure that all transactions cleared by Schroder for Introduced Accounts are in compliance with applicable Federal and state securities laws and the rules and regulations of the NASD and applicable exchanges.

         C. The Introducing Firm further represents that it is in compliance with the applicable net capital requirements of the SEC, the NASD, if applicable, and any applicable securities exchanges and that it will provide to persons designated by Schroder copies of each Statement of Financial Condition contained in a Financial and Operational Uniform Single ("FOCUS") Report filed by the Introducing Firm with the SEC, and any other applicable regulatory authority simultaneous with the filing thereof.

         D. The Introducing Firm shall be responsible, and hereby agrees to indemnify Schroder, for any loss, liability, damage and expense, including reasonable fees and expenses of legal counsel, which Schroder may incur or sustain because of the failure of the Introducing Firm or any of its officers to perform the supervision provided in this paragraph VI.

VII.     Payment.

         A. Payment for services hereunder, and reimbursement to the Introducing Firm for commissions received on its behalf by Schroder shall be made in the following manner:

         (i) On the 15th day of each month (or the next business day if the 15th day is not a business day) the Introducing Firm shall be paid 90% of the net amount due it hereunder for transactions settled through the end of the last complete calendar week ending prior to such 15th day:

         (ii) On the last business day of each month the Introducing Firm shall be paid 90% of the net amount due it hereunder for transactions settled through the end of the last complete calendar week ending prior to such last business day (less any amounts paid pursuant to paragraph (i) immediately above); and

         (iii) On the 15th day of each month (or the next business day if such 15th day is not a business day) the Introducing Firm shall be paid the net balance due it for all transactions settled through the last business day of the preceding calendar month and not previously paid to it pursuant to paragraphs
(i) and (ii) immediately above.

         B. Schroder shall deliver to the Introducing Firm a monthly reconciliation summarizing the calculation of such amounts on the 15th of each month during the term hereof.

         C. All payments to be made by Schroder to the Introducing Firm hereunder shall be by funds wired to the bank designated by the Introducing Firm or by a transfer of funds to one or more accounts of the Introducing Firm at Schroder.

VIII.    Errors, Controversies and Indemnities.

         A. Errors, misunderstandings or controversies, except those specifically otherwise covered in this Agreement, with Introduced Accounts which shall arise out of the acts or omissions of the Introducing Firm or its employees when not at the direction of Schroder, without fault on the part of Schroder, shall be the responsibility and liability of the Introducing Firm. In the event, however, that by reason of such error, misunderstanding or controversy, the Introducing Firm in its discretion deems it advisable to commence an action or proceeding against an Introduced Account, the Introducing Firm shall provide prior notice to Schroder of such commencement and shall indemnify and hold the Clearing Firm harmless from any loss, liability, damage, cost or expense (including but not limited to fees and expenses of legal counsel) which the Clearing Firm may incur or sustain in connection therewith or under any settlement thereof.

         B. Errors, misunderstandings or controversies, except those specifically otherwise covered in this Agreement, with Introduced Accounts which shall arise out of the acts or omissions of Schroder or its employees when not at the direction of the Introducing Firm, without fault on the part of the Introducing Firm, shall be the responsibility and liability of Schroder. In the event, however, that by reason of such error, misunderstanding or controversy, Schroder in its discretion deems it advisable to commence an action or proceeding against an Introduced Account, Schroder shall provide prior notice to the Introducing Firm of such commencement and shall indemnify and hold the Introducing Firm harmless from any loss, liability, damage, cost or expense (including, but not limited, to fees and expenses of legal counsel), which the Introducing Firm may incur or sustain in connection therewith or under any settlement thereof.

Schroder recognizes that it would be desirable to resolve any such errors, misunderstandings or controversies without litigation, and, if possible, by negotiation between Schroder and the Introducing Firm. To this end, Schroder will give the Introducing Firm as much prior notice before commencing an action or proceeding against an Introduced Account as Schroder deems consistent with adequate protection of its interests.


         C. (i) Schroder shall have the right to take whatever action it deems necessary to promptly effect a mitigaton of damages or mitigation of losses arising out of a controversy or misunderstanding between Schroder and an Introduced Account without obtaining the consent of the Introducing Firm, provided such action shall be without prejudice to the rights of either party hereunder. Schroder recognizes the Introducing Firm's desire to preclude Schroder's direct contact with the client with respect to any such action referred to above, without initially contacting the Introducing Firm whenever such contact is possible, consistent with Schroder's protection of its interests.

         (ii) If any error, controversy or misunderstanding shall result in the bringing of an action or proceeding against the Introducing Firm or Schroder by an Introduced Account, the party against whom such action or proceeding is brought shall give written notice to the other party to this Agreement if a claim is intended to be asserted against such other party with respect to any loss, liability, damage or expense arising out of such action or proceeding, and such other party shall be entitled to participate in the defense thereof at its own expense.

         D. Schroder and the Introducing Firm each agrees to indemnify the other and hold the other harmless from and against any loss, liability, damage, cost or expense (including but not limited to reasonable fees and expenses of legal counsel) arising out of or resulting from any failure by the indemnifying party or any of its employees to carry out fully the duties and responsibilities assigned to the indemnifying party herein or any breach of any representation or warranty made herein by the indemnifying party.

         E. The indemnification provisions of this Agreement, including but not limited to those in paragraphs V., VI., VIII.A., VIII.B., VIII.C. and VIII.D. above shall remain operative and in full force and effect, regardless of the termination of this Agreement, and shall survive any such termination.

IX.      Customer Complaints.

         Each of the Introducing Firm and Schroder shall notify the other of any complaints and regulatory inquiries received. In the event, however, that by reason of any such complaint or inquiry, either the Introducing Firm or Schroder deems it advisable to settle the complaint, the settling party shall (provided the non-settling party is without fault with respect thereto) indemnify and hold the other harmless from any loss, liability, damage, cost or expense (including but not limited to reasonable fees and expenses of legal counsel) which it may incur or sustain in connection therewith or any settlement thereof.

X.       Representations and Warranties.


         A. The Introducing Firm represents and warrants as follows:

         (i) The Introducing Firm is in compliance, and during the term of this Agreement will remain in compliance with (a) the capital requirements of the SEC, the NASD, if applicable, and all applicable Exchanges and (b) the capital requirements of every state in which the Introducing Firm is licensed as a broker/dealer.

         (ii) The Introducing Firm will immediately notify Schroder should it be in violation of the net capital rules and regulations of any regulatory or self-regulatory organization to whose jurisdiction the Introducing Firm is subject.

         (iii) The Introducing Firm is a member in good standing of the NASD. The Introducing Firm will promptly notify Schroder of any changes in its exchange or association memberships or affiliations.

         (iv) The Introducing Firm is and during the term of this Agreement will remain duly registered or licensed and in good standing as a broker/dealer under all applicable Federal and state laws, rules and regulations as well as under the constitutions, rules and regulations of all applicable self-regulatory organizations.

         (v) The Introducing Firm shall keep confidential any information it may acquire as a result of this Agreement regarding the business and affairs of the Clearing Firm, which requirement shall survive the termination of this Agreement.

B.       Schroder represents and warrants as follows:

         (i) Schroder is in compliance, and during the term of this Agreement will remain in compliance with (a) the capital and financial reporting requirements of every national securities exchange and national securities brokers or dealers association of which it is a member, (b) the capital requirements of the SEC, and (c) the capital requirements of every state in which it is licensed as a broker/dealer.

         (ii) Schroder will immediately notify the Introducing Firm should it be in violation of the net capital rules and regulations of any regulatory or self-regulatory organization to whose jurisdiction Schroder is subject.

         (iii) Schroder is a member in good standing of the NYSE, the Chicago Board Options Exchange and the Boston, Midwest and Philadelphia Stock Exchanges, AMEX, and the NASD. Schroder will promptly notify the Introducing Firm of any changes in its exchange memberships or affiliations.

         (iv) Schroder is and during the term of this Agreement will remain duly registered or licensed and in good standing as a broker/dealer under all applicable laws, rules and regulations as well as under the constitutions, rules and regulations of all applicable self-regulatory organizations.

         (v) The names and addresses of the Introducing Firm's customers which have or which may come to Schroder's attention in connection with the clearing and related functions it has assumed under this Agreement are confidential and shall not be utilized by Schroder except in connection with the functions performed by Schroder pursuant to this Agreement.

        (vi) Schroder shall keep confidential any information it may acquire as a result of this Agreement regarding the business, affairs and Introduced Accounts (unless required by legal process) of the Introducing Firm which requirement shall survive termination of this Agreement, and shall provide to the Introducing Firm reasonable access to Schroder's records pertaining to the Introduced Accounts.

XI.      Termination - Events of Default.

         Notwithstanding any provision in the Agreement, the occurrence of any of the following events shall constitute an Event of Default under this
Agreement:

         (1) Either Schroder or the Introducing Firm shall fail to perform or observe any term, covenant or condition to be performed or observed by it hereunder and such failure shall continue to be unremedied for a period of thirty (30) days after written notice from the non-defaulting party to the defaulting party specifying the failure and demand that the same be remedied; or

         (2) any representation or warranty made by either Schroder or the Introducing Firm herein shall prove to be incorrect at any time in any material respect; or

         (3) a receiver, liquidator or trustee of Schroder or the Introducing Firm or any of the property of either, is appointed by court order and such order remains in effect for more than 30 days; or Schroder or the Introducing Firm is adjudicated bankrupt or insolvent; or any of the property of either is sequestered by court order and such order remains in effect for more than 30 days; or a petition is filed against Schroder or the

Introducing Firm under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 30 days after such filing; or

         (4) Schroder or the Introducing Firm files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

         (5) Schroder or the Introducing Firm makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of Schroder or the Introducing Firm or of all or any part of its property.

         Upon the occurrence of any such Event of Default, the nondefaulting party may, at its option, by written notice to the defaulting party declare that this Agreement shall be thereby terminated and such termination shall be effective as of the date such notice has been received by the defaulting party. Upon the termination of this Agreement, whether pursuant to this paragraph XI., paragraph XIII. hereof or otherwise, Schroder shall cause the Introduced Accounts to be transferred to the Introducing Firm or its designee.

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

XII.     Remedies Cumulative.

         The enumeration herein of specific remedies shall not be exclusive of any other remedies. Any delay or failure by any party to this Agreement to exercise any right, power, remedy or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege shall preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege.

XIII.    Net Capital Treatment of Assets in Proprietary Account of Introducing
         Firm

         A. With respect to assets in the proprietary account of Introducing Firm ("PAIB") Schroder shall perform a computation ("PAIB Reserve Computation") in accordance with the customer reserve computation set forth in SEC Rule 15c3-3 ("customer reserve formula") with the following modifications:

        (i) Any credit (including a credit applied to reduce a debit) that is included in the customer reserve formula shall not be included as a credit in the PAIB reserve computation;

        (ii) Note E(3) to Rule 15c3-3a which reduces debit balances by one percent under the basic method and subparagraphs (a)(1)(ii)(A) of the Net Capital Rule which reduced debit balances by three percent under the alternative method shall not apply; and

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

         (iii) Neither Note E(1) to Rule 15c3-3a nor NYSE Interpretation /04 to
Item 10 of Rule 15c3-3a regarding securities concentration charges shall be applicable to the PAIB reserve computation.

         B. The PAIB reserve computation shall include all proprietary accounts of Introducing Firm. All PAIB assets shall be kept separate and distinct from customer assets under the customer reserve formula in Rule 15c3-3.

         C. The PAIB reserve computation shall be prepared within the same time frames as those prescribed by Rule 15c3-3 for the customer reserve formula.

         D. Schroder shall establish and maintain a separate "Special Reserve Account for the Exclusive Benefit of Customers" with a bank in conformity with the standards of paragraph (f) of Rule 15c3-3 ("PAIB Reserve Account"). Cash and/or qualified securities as defined in the customer reserve formula shall be maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

         E. If the PAIB reserve computation results in a deposit requirement, the requirement may be satisfied to the extent of an excess debit in the customer reserve formula on the same date. However, a deposit requirement resulting from the customer reserve formula shall not be satisfied with excess debits from the PAIB reserve computation.

         F. Within two business days of entering into this Agreement, Introducing Firm shall notify its designated examining authority in writing (with a copy sent to Schroder) upon request that it has entered into the PAIB Section of this Agreement.

         G. Commissions receivable and other receivables of Introducing Firm from Schroder (excluding clearing deposits) that are otherwise allowable assets under the Net Capital Rule shall not be included in the PAIB reserve computation, provided the amounts have been clearly identified as receivables on the books and records of Introducing Firm and as payables on the books of Schroder.

         H. If Introducing Firm is a guaranteed subsidiary of Schroder or if Introducing Firm guarantees Schroder (i.e., guarantees all liabilities and obligations) then the proprietary accounts of Introducing Firm shall be excluded from the PAIB Reserve Computation.

         I. Upon discovery that any deposit made to the PAIB Reserve Account did not satisfy the deposit requirement, Schroder shall by facsimile or telegram immediately notify its designated examining authority and the SEC. Unless a corrective plan is found acceptable by the SEC and the designated examining authority, Schroder shall provide written verification within five business days of the date of discovery to Introducing Firm that PAIB assets held by Schroder shall not be deemed allowable assets for net capital purposes. The notification shall also state that if Introducing Firm wishes to continue to count its PAIB assets as allowable, it has until the last business day of the month following the month in which the notification was made to transfer all PAIB assets to another clearing broker. However, if the deposit deficiency is remedied before the time at which Introducing Firm must transfer its PAIB assets to another clearing broker, Introducing Firm may choose to keep its assets at Schroder.

         J. The parties shall adhere to the terms of the SEC's No-Action letter, dated November 3, 1998 relating to the net capital treatment of assets in the proprietary account of an introducing broker, including the interpretations set forth, in all respects.

         K. It shall be the sole responsibility of Introducing Firm to identify any and all PAIB accounts and provide Schroder with an exhaustive list of such PAIB accounts, including the account names and numbers. Further, Introducing Firm shall notify Schroder in writing of any and all additions and/or deletions to its list of PAIB accounts within one business day of such change.

XIII.    Prime Broker Accounts

         In the event Introducing Firm requests Schroder to act as "Prime Broker" on behalf of its customers ("Customers"), as such term is used in the no-action letter, dated January 25, 1994 from the Division of Market Regulation of the SEC with respect to the provision of prime brokerage services, as the same may be amended, modified or supplemented from time to time, and Schroder agrees to act as Prime Broker, the parties hereto agree as follows:

         A. Prior to the commencement of any prime brokerage activity, Introducing Firm shall identify to Schroder each account in which Introducing Firm requests that Schroder act as Prime Broker ("Prime Brokerage Account") and the Executing Brokers employed in connection with such Prime Brokerage Accounts.

         B. For all prime brokerage transactions, Introducing Firm shall inform Schroder of the details of all trades including, among other things, the contract amount, security involved, number of shares or units, and whether the transaction was a long or short sale or a purchase.

         C. Schroder shall be responsible for monitoring the "minimum net equity" (as defined in the No-Action Letter) in each Prime Brokerage Account. Schroder will notify the Introducing Firm in the event the net equity falls below the required minimum amount in a Prime Brokerage Account. In such event, Introducing Firm shall be responsible for assuring that any amounts required to maintain or restore the minimum net equity are deposited in each Prime Brokerage Account. In addition, Introducing Firm will use its best efforts to assist Schroder in obtaining from Customer the deposit of any amounts so required. If a Prime Brokerage Account fails to meet such net equity requirements within the time period specified by the No-Action Letter, Schroder shall inform Introducing Firm and applicable Executing Brokers that it is no longer serving as Customer's Prime Broker.

         D. Schroder will timely notify Introducing Firm if Schroder disaffirms or DKs a transaction for a Prime Brokerage Account. In such event, Introducing Firm remains responsible for resolving such transaction with the customer or the Executing Broker, as applicable.

         E. Introducing Firm acknowledges that it is responsible for knowing its Customers, obtaining all the proper documentation (including all new account and prime brokerage documents), conducting its own credit reviews, and determining the availability of shares to cover any short sales.

         F. Both parties hereto agree to comply with the terms and conditions of the No-Action Letter and subsequent amendments for all prime brokerage transactions effected hereunder.

XIII.    Miscellaneous.

         A. This Agreement may be cancelled by either party upon sixty (60) days written notice. Notice shall be effective only upon receipt. Notice shall be given at the addresses listed below or such other address as shall be specified in a written notice delivered in accordance herewith. Notices to Schroder shall be delivered to Michael F. Dura and Patrick J. Borruso, at the office of Schroder & Co. Incorporated, Equitable Center, 787 Seventh Avenue, New York, NY 10019. Notice to the Introducing Firm shall be delivered to:

                        ----------------------------------
                        Mr. Roger Gladstone
                        ----------------------------------
                        C/O GKN Securities
                        ----------------------------------
                        One State Street Plaza, 23rd floor
                        ----------------------------------
                        New York, NY  10004
                        ----------------------------------

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

         B. This Agreement shall be submitted to and effective only upon approval by any national securities exchange or regulatory or self-regulatory body having authority to approve this Agreement.

         C. Any dispute or controversy between parties to this Agreement relating to or arising out of this Agreement, including but not limited to matters reserved for mutual agreement, shall be settled by arbitration in accordance with the rules then obtaining of (i) the NYSE if NYSE arbitration is available and (ii) the American Arbitration Association in all other cases. The award of the arbitrators hereunder shall be final, and judgment upon the award rendered may be entered in any court having jurisdiction and the parties hereto submit themselves and their personal representatives to the jurisdiction of any such court for the purpose of such arbitration and the entering of such judgment.

         D. Any assignment of this Agreement shall be subject to the requisite review and/or approval of any regulatory or self-regulatory agency or body whose review and/or approval must be obtained prior to the effectiveness and validity of such assignment. No assignment of this Agreement shall be valid unless the non-assigning parties consent to such an assignment in writing. Anything herein to the contrary notwithstanding, Schroder shall have the right unilaterally to assign this agreement as part of the sale of all or substantially all of the assets or a majority interest in Schroder.

         E. Neither this Agreement nor any operation hereunder is intended to be, shall not be deemed to be, and shall not be treated as a general or limited partnership, association or joint venture or agency relationship between the Introducing Firm and Schroder.

         F. Whenever hereinabove reference is made to services to be rendered by or rights or indemnification of Schroder, such references shall be deemed to include Schroder's subsidiary Lewco Securities Corp. which may perform services contemplated hereby at the direction of Schroder, but the performance of services by Lewco Securities Corp. shall in no way affect Schroder's obligations to the Introducing Firm hereunder and, for the purposes of this Agreement, any services performed by Lewco Securities Corp. shall be deemed to have been performed by Schroder.

         G. The construction and effect of every provision of this Agreement, the rights of the parties hereunder and any questions arising out of the Agreement shall be subject to the statutory and common law of the State of New York.

         H. The headings preceding the text and paragraphs hereof have been inserted for convenience and reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

         I. If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

         J. Schroder will make available money market funds or other investment vehicles as mutually agreed, for investment of credit balances of the Introduced Accounts, and, with regard to money market funds, will provide automatic features for the investment of cash and the liquidation of shares of such funds to pay for purchases of other securities.

These features will be made available for other investment vehicles to the extent legally permissible.

         K. Schroder will reserve the right to pass along to the Introducing Firm applicable costs associated with a deconversion.

         Made and executed at New York, New York on the date first hereinabove set forth.

                                                SCHRODER & CO. INC.

                                                BY: /s/ Gary L. Salamone
                                                   ----------------------
                                                        Gary L. Salamone
                                                        Managing Director

AGREED & ACCEPTED

SHOCHET SECURITIES

BY: /s/ Roger Gladstone
   ------------------------
        Roger Gladstone
        CEO


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